Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 28th day of August 2013, by and between HCP TORREYANA, LLC, a Delaware limited liability company (“Landlord”), and ACADIA PHARMACEUTICALS INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated June 5, 2013 (the “Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord certain Premises, as provided in Section 2.2 of the Summary of the Basic Lease Information, containing a total of 14,750 rentable square feet of space (the “Initial Premises”) located on the first floor of the building located at 11085 Torreyana Road, San Diego, California (the “Building”).

B. On August 16, 2013, Tenant delivered a “Must-Take Early Notice” in accordance with the terms of Section 1.3.2 of the Lease

C. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals; Defined Terms; First Amendment. The Recitals set forth above are incorporated into this First Amendment as though set forth in full in the body of the agreement. All capitalized terms used herein and not defined shall have the same meanings given such terms in the Lease.

2. Must-Take Commencement Date. Pursuant to Tenant’s Must-Take Early Notice, the Must-Take Commencement Date shall be the Lease Commencement Date.

3. Lease Term. Pursuant to Sections 1.3.2 and 1.3.3 of the Lease, effective as of the Lease Commencement Date, the Must-Take Space (i) shall become part of the Premises, which will comprise a total of 19,039 rentable square feet, for all purposes under the Lease, (ii) shall be leased by Tenant for a term which shall commence on the Lease Commencement Date and expire concurrently with Tenant’s lease of the Initial Premises, unless the Lease is sooner terminated or extended as provided in the Lease (the “Lease Term”), and (iii) except as otherwise provided in this First Amendment, shall, throughout the Lease Term be subject to every term and condition of the Lease.

4. Base Rent and Direct Expenses. Effective as of the Lease Commencement Date, Tenant shall pay Base Rent and Tenant’s Share of Direct Expenses for the Premises, including the Must-Take Space, in accordance with the terms of the Lease.

5. “As-Is” Condition. Subject to the terms of the Tenant Work Letter, Tenant shall accept the Must-Take Space in its existing, “as-is” condition as provided in Section 1.3.4 of the Lease.

6. No Other Modifications. This First Amendment sets forth the entire agreement between Landlord and Tenant with respect to the matters set forth in it. There have been no additional oral or written representations or agreements. In case of any inconsistency between the provisions of the Lease and this First Amendment, the latter provisions will govern and control. This First Amendment will not be binding until executed and delivered by both Landlord and Tenant.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD: HCP TORREYANA, LLC, a Delaware limited liability company		TENANT: ACADIA PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Jonathan Bergschneider	By:	/s/ Thomas H. Aasen
Jonathan Bergschneider		Thomas H. Aasen
	Print Name		Print Name

Its:	EVP	Its:	Executive Vice President, Chief Financial Officer and Chief Business Officer